Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports Second Quarter 2021 Results

CENTRAL ISLIP, N.Y., (Business Wire) – August 16, 2021 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its second quarter 2021 financial results.

CVD second quarter 2021 revenue was $4.0 million as compared to $3.7 million in the second quarter of 2020, an increase of $.3 million or 8.5%. Net income for the second quarter was $1.5 million, or $.22 per diluted share, as compared to a net loss of $1.1 million, or $.17 per diluted share in the second quarter of 2020. As a result of the COVID-19 pandemic, CVD’s new order bookings substantially decreased commencing in the first quarter of 2020, which reduced revenues in subsequent quarters, resulting in revenue of $7.4 million for the first half of 2021 as compared to $9.8 million in the first half of 2020, a decrease of $2.4 million or 24.1%. Net loss for the first half of 2021 was $35,125, or $.01 per diluted share, as compared to net income of $.5 million, or $.08 per diluted share for the first half of 2020. During the first quarter of 2020, CVD was favorably impacted by the CARES Act which allowed for the carryback of net operating losses and resulted in CVD recognizing an income tax benefit of $1.5 million. CVD’s second quarter and first half results for 2021 were positively impacted by the gain on debt extinguishment in the amount of $2.4 million, which was related to its PPP loan received due to the effects of the COVID-19 pandemic.

Sequentially, CVD’s revenue in the second quarter of 2021 was $4.0 million as compared to $3.4 million in the first quarter 2021, an increase of $.6 million, and the operating loss decreased to $1.1 million in the second quarter of 2021, as compared to an operating loss of $1.6 million in the first quarter of 2021, an improvement of $.5 million. This is the result of the increased revenue and the improvement in product margins.

Thomas McNeill, Executive Vice President and Chief Financial Officer, said “As previously announced, we are pleased to have closed on the sale of our facility located at 555 North Research Place, Central Islip, NY. With a sales price of $24.4 million, we satisfied the associated mortgage debt of approximately $9.1 million outstanding at June 30, 2021, and paid various transaction-related costs. The net proceeds of approximately $14 million dramatically improves our current cash position, which now exceeds $18 million, and provides us with a balance sheet for sustainable growth strategies.

“The Company’s backlog at June 30, 2021 improved by $2.0 million to $8.0 million, as compared to $6.0 million at March 31, 2021. Since the first quarter of 2020, the Company continues to experience significant negative effects due to the COVID-19 pandemic including reductions of new orders. The Company’s order activity has improved in both the first and second quarters of 2021, and, we believe its longer term improvements will be benefited by the anticipated slow recovery in the Aerospace markets, which industry reports indicate will begin to occur in the 2022-2023 timeframe.”

Mr. Lakios added, “As we complete the mid year mark of 2021, we are pleased to inform our shareholders that we shored up our balance sheet, reduced our operating expenses, and that our order rate is returning to a pre-pandemic level.

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enabling tomorrow’s technologies™

“The completion of the sale of our 555 Building has significantly increased our cash position, while also having the benefit of reducing the operating expense associated with the building. The proceeds of the sale will be utilized to fund development, short term operations as well as the long-term growth of the Company.

“The increased focus on customer engagement yielded approximately $6M in new orders in Q2 of 2021, increasing our back log horizon for the process equipment group. In addition, we received our first CVD deposition system order to be used in the manufacturing of Electrical Vehicle Battery nano-materials in July of 2021. It is our strategy to continue to focus on production applications for Nano-Materials as well as our Aerospace & Defense Applications.

“Along with the CVD Board of Directors and all our loyal employees we are committed to stay the course of our strategy to achieve profitability, with a focus on growth and return on investment. “

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13722319. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the COVID-19 pandemic, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements. Past performance in not a guaranty of future results.

For further information about this topic please contact:

Thomas McNeill, EVP & CFO

Phone: (631) 981-7081

Fax: (631) 981-7095                  Email: investorrelations@cvdequipment.com

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enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2021 and 2020
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Revenue	$4,034	$3,719	$7,400	$9,755
Gross profit	846	602	1,164	2,537
Operating expenses	1,929	1,734	3,866	3,561
Operating loss	(1,083)	(1,132)	(2,702)	(1,024)
Net income (loss)	1,470	(1,134)	(35)	524
Diluted income ( loss) per share	$0.22	$(0.17)	$(0.01)	$0.08

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020
(In thousands)

	(Unaudited)
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$5,388	$7,699
Accounts receivable, net	1,148	1,048
Contract assets	1,066	494
Inventories, net	1,297	1,124
Taxes Receivable	716	716
Other current assets	460	709
Assets held for sale	16,181	-
Total Current Assets	$26,256	$11,790
Property, plant and equipment, net	12,406	28,843
Other assets	258	303
Total Assets	$38,920	$40,936

Liabilities and Stockholders' Equity
Current Liabilities	$14,717	$3,704
Total Long-Term Liabilities	-	13,106
Total Stockholders’ Equity	24,203	24,126
Total Liabilities and Stockholders’ Equity	$38,920	$40,936

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and

Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2020

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